FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  May 14, 1997.



                          HIGH PLAINS CORPORATION

          (Exact name of registrant as specified in its charter)


Kansas                                                     #1-8680
(State or other jurisdiction of                   (Commission File
incorporation)
Number)


200 W. Douglas                                         #48-0901658
Suite #820                                           (IRS Employer
Wichita, Kansas 67202                          Identification No.)
(Address of prinicipal
exeuctive offices)


                               (316) 269-4310
                      (Registrant's telephone number)


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Item  5  Other Information

Wichita, Kansas, May 14, 1997 -- High Plains Corporation (NASDAQ: HIPC) today announced an expansion of its Board of Directors from six to nine members. Three new directors have been appointed to fill two of the new positions, and the position left vacant by the recent retirement of former President and Board Chairman Stanley E. Larson.

Raymond G. Friend, the 44 year old newly elected President of the Company, has been named to one of the new director positions.

Another new director is Arthur Greenberg, age 62, a commercial and residential land developer from Grand Forks, North Dakota. Mr Greenberg has extensive experience in the transportation industry, having previously owned and operated an ICC regulated transportation company and a truck brokerage company. In the farming industry, he was formerly president of World Seeds, Inc., a group of farmers and agronomists committed to the development of varieties of disease resistant wheat seed.

The third new director is Ronald D. Offutt, age 54, of Fargo, North Dakota. Mr. Offutt is the founder and Chief Executive Officer of RDO Equipment Company (NYSE: RDO), a public company which operates the largest network of John Deere industrial and Agricultural dealerships in the United States. According to a current Forbes profile, revenues from his companies are expected to "swell to $700 million this year".

Dan Skolness, Chairman of the Board of Directors, said, "We are excited to bring this additional expertise and diversity to the Board of Directors of High Plains Corporation. We are confident they will help us guide the Company to maximize shareholder value, and to take advantage of new opportunities for growth as they may arise. The Board is also considering several other well qualified candidates to fill the remaining Board position, and expects to announce an appointment for this final vacancy soon."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   May 14, 1997                          HIGH PLAINS CORPORATION


                                             Raymond G. Friend
                                             President